Exhibit A

Mutual Fund Series Trust

Class N Master Distribution Plan

AMENDMENT Dated AUGUST 16, 2017

The Class N Master Distribution Plan has been adopted with respect to the following Funds:

Eventide Gilead Fund

Eventide Healthcare and Life Sciences Fund

Eventide Multi-Asset Income Fund

Eventide Global Dividend Opportunities Fund

Mutual Fund Series Trust

Dated as of August 16, 2017	By: /s/ Jerry Szilagyi
Jerry Szilagyi, Trustee